Exhibit 10.1

CYNTHIA VALKO

CHIEF EXECUTIVE AGREEMENT

January 1, 2021

Global Indemnity Group, LLC (“GIG” and including all predecessor companies and all entities controlled directly or indirectly by Global Indemnity Group, LLC, “GBLI”) and Cynthia Valko (“Executive”) agree as follows effective January 1, 2021 (or such earlier date should this agreement be executed by GBLI and Executive prior to January 1, 2021):

1.

Position, Title, Reporting: Executive shall serve as the chief executive officer (“CEO”) of GIG under the direction of GIG’s board of directors (the “Board”) and reporting to the chairperson of the Board (the “Chairman”) on a day-to-day basis.

2.	Term of Office: Executive’s term of office as CEO hereunder will commence at 12:01 AM on January 1, 2021 and will expire at 11:59 PM on December 31, 2023.

3.	Base Salary: $900,000, payable in U.S. currency.

4.	Annual Cash Bonus Opportunities: $875,000 to $1,400,000

(a) Underwriting Bonus: $ 675,000 to $ 1,200,000

Calendar years 2021, 2022, and 2023 (corresponding to the Company’s fiscal years) are referred to herein as “Contract Year(s)”. With respect to each Contract Year during which Executive served as CEO for the entirety of such year, if and only if Penn-Patriot Insurance Company’s (“Penn-Patriot”) actual consolidated policy year underwriting income for such Contract Year (“Actual Contract Year UI”) equals or surpasses 75% of the amount of Penn-Patriot’s consolidated policy year underwriting income included in the business plan approved (and as may be modified) by the Board, in its absolute discretion, in respect of such Contract Year (the “Board Targeted UI”), then Executive shall be entitled to an underwriting bonus award (“Underwriting Bonus Award”) in respect of such Contract Year determined and payable in accordance with the following “Underwriting Bonus Award Formula”:

Underwriting Bonus Award = [((Actual Contract Year UI divided by Board Targeted UI for such Contract Year), plus ((if Actual Contract Year UI equals or exceeds one percent (1%) of Penn-Patriot’s consolidated policy year net premiums written for the Contract Year and if the amount of Penn-Patriot’s actual consolidated policy year net premiums written for the Contract Year (“Actual Contract Year NPW”) exceed the amount of Penn-Patriot’s consolidated policy year net premiums written that was projected for such Contract Year in the business plan approved (and as may be modified) by the Board, in its absolute discretion, in respect of such Contract Year (the “Board Targeted NPW”), then Actual Contract Year NPW divided by Board Targeted NPW) minus 1)) multiplied by $900,000].

Notwithstanding any other provision of this agreement, an Underwriting Bonus Award for any Contract Year may not exceed (i.e. shall be capped at) $1,200,000.

(i)

Payment: On April 1 of the calendar year immediately following the close of a Contract Year, if Executive is on such date (i.e., April 1) then employed by GBLI and in good standing, as determined by the Board in its sole discretion, then fifty percent (50%) of the Underwriting Bonus Award in respect of such Contract Year, if any, shall be deemed earned by Executive and shall be paid by GBLI to Executive in cash (the “Underwriting Bonus Award Paid Amount”).

(ii)	True-Up of Underwriting Bonus Awards:

If on April 1 of the fourth (4th) calendar year following the close of each Contract Year Executive is then employed by GBLI and in good standing, as determined by the Board in its sole discretion, or, if Executive is no longer employed by GBLI at such time, but (A) Executive had neither been terminated for “Cause” (as defined below), as determined by the Board in its sole discretion, (B) precipitated a “Cause” (as defined below) event, as determined by the Board in its sole discretion, nor (C) materially breached any of Executive’s material post-employment agreements with GBLI, as determined by the Board in its sole discretion, then the Underwriting Bonus Award in respect of such Contract Year shall be redetermined (i.e., trued-up) based upon the (i) underwriting loss and loss adjustment expense developments in respect of the Contract Year as of December 31 of the third (3rd) calendar year following such Contract Year (the “True-up Date”) and (ii) actuarial assessment of incurred but not reported underwriting losses and loss adjustment expenses in respect of such Contract Year as of the True-up Date (the “Trued-up Underwriting Bonus Award”). In the event the Trued-up Underwriting Bonus Award for such Contract Year exceeds the Underwriting Bonus Award Paid Amount in respect of such Contract Year, then Executive shall at such time (i.e., April 1) be paid the amount of such excess in cash, plus ten percent (10%) of such excess in cash.

(b) Performance Incentive Bonus: $200,000

With respect to each Contract Year, Executive will be entitled to earn a “Performance Incentive Bonus”. The Performance Incentive Bonus shall be determined by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, based upon an assessment of Executive’s performance during the Contract Year in respect of the following Board determined objectives (which objectives may be modified by the Board from time to time, in the Board’s sole discretion): succession planning in respect of GBLI’s senior executives, executive turnover and recruiting, new and existing product developments, implementation of underwriting tools utilizing artificial intelligence, business development, acquisitions & divestitures, operating improvements and efficiencies, regulatory and rating agency results and relationships, and coordination with the Chairman and with the Board. A Performance Bonus determined in accordance with this Section 4(b) shall be deemed earned by Executive and shall be paid to Executive on April 1 of the calendar year immediately following the close of the relevant Contract Year if Executive is on such date (i.e., April 1) then employed by GBLI and in good standing, as determined by the Board in its sole discretion.

5.

Sales of GIG Shares: From time to time, should Executive desire to dispose of Executive’s GIG shares (including shares acquired pursuant to the exercise of Executive’s vested stock options), Executive shall notify GIG’s chief financial officer, GIG’s senior legal officer, and the Chairman of the Board in writing (by email) (a “Proposed Sale Email”). If neither GIG’s senior legal officer nor the Chairman object to Executive’s proposed sale in writing (by email) within five (5) business days after the date of the Proposed Sale Email, then Executive may dispose of Executive’s GIG shares identified for sale in the Proposed Sale Email no later than ten (10) business days after the date of the Proposed Sale Email.

6.	300,000 Stock Options – Tranche 4:

(a) Grant.

As of the effective date of this agreement, Executive shall be granted under the Global Indemnity Limited 2018 Share Incentive Plan, as amended and restated effective August 28, 2020 (the “Plan”), unvested options to acquire 300,000 GIG shares (the “Tranche 4 Options”).

(b) Exercise Prices.

One-hundred thousand (100,000) of the Tranche 4 Options shall have a per share exercise price equal to the greater of (i) the book value per share of GIG shares as of December 31, 2020 and (ii) the closing per-share price of GIG shares on the last NASDAQ trading day prior to the effective date of this agreement (the “Tranche 4-I Options”); one-hundred thousand (100,000) of the Tranche 4 Options shall have a per share exercise price equal to the exercise price of the Tranche 4-I Options, plus $3.09 (the “Tranche 4-II Options”); and one-hundred thousand (100,000) of the Tranche 4 Options shall have a per share exercise price equal to the exercise price of the Tranche 4-II Options, plus $3.33 (the “Tranche 4-III Options”).

(c) Vesting.

(i)

The Tranche 4-I Options shall vest on the earlier of (i) April 1, 2022 or (ii) the date a party that is not a direct or indirect affiliate of Fox Paine & Company, LLC or Saul Fox acquires fifty percent (50%) or more of GIG’s voting shares (the “4-I Vesting Date”) if, and only if, Executive is an employee of GBLI and in good standing, as determined by the Board in its sole discretion, as of the 4-I Vesting Date.

(ii)

The Tranche 4-II Options shall vest on the earlier of (i) April 1, 2023 or (ii) the date a party that is not a direct or indirect affiliate of Fox Paine & Company, LLC or Saul Fox acquires fifty percent (50%) or more of GIG’s voting shares (the “4-II Vesting Date”) if, and only if, Executive is an employee of GBLI and in good standing, as determined by the Board in its sole discretion, as of the 4-II Vesting Date.

(iii)

The Tranche 4-III Options shall vest on the earlier of (i) April 1, 2024 or (ii) the date a party that is not a direct or indirect affiliate of Fox Paine & Company, LLC or Saul Fox acquires fifty percent (50%) or more of GIG’s voting shares (the “4-III Vesting Date”) if, and only if, Executive is an employee of GBLI and in good standing, as determined by the Board in its sole discretion, as of the 4-III Vesting Date.

(d) Exercise, Expiration.

Tranche 4 Options may be exercised only if vested. Once vested, Tranche 4 Options may be exercised at any time. All vested, unexercised Tranche 4 Options will expire on the earlier of (i) December 10, 2030, (ii) the last day of the twenty-fourth (24th) month after the date that GBLI terminates Executive’s employment hereunder without “Cause” (as defined below), (iii) ninety (90) calendar days after the date that Executive voluntarily terminates Executive’s employment with GBLI, (iv) the date Executive precipitated a “Cause” (as defined below) event, as determined by the Board in its sole discretion, (v) the date Executive’s employment is terminated for “Cause” (as defined below), as determined by the Board in its sole discretion, and (vi) the date Executive materially breached any of Executive’s material post-employment agreements with GBLI, as determined by the Board in its sole discretion. The Tranche 4 Options are subject to the terms of GBLI’s stock option plans and ancillary agreements.

6A.

300,000 Stock Options—Tranche 5: Executive shall be granted under the Plan fully vested and exercisable options to acquire 300,000 GIG shares (the “Tranche 5 Options”) on September 20, 2021, regardless of whether Executive is employed by GBLI on such date. The Tranche 5 Options shall have a per-share exercise price equal to the greater of (i) $17.87 and (ii) the closing per-share price of GIG shares on the date of grant. The Tranche 5 Options shall expire on the first to occur of (i) December 31, 2023, (ii) the last day of the twenty-fourth (24th) month after the date that GBLI terminates Executive’s employment hereunder without “Cause” (as defined below), (iii) ninety (90) calendar days after the date that Executive voluntarily terminates Executive’s employment with GBLI, (iv) the date Executive precipitated a “Cause” (as defined below) event, as determined by the Board in its sole discretion, (v) the date Executive’s employment is terminated for “Cause” (as defined below), as determined by the Board in its sole discretion, and (vi) the date Executive materially breached any of Executive’s material post-employment agreements with GBLI, as determined by the Board in its sole discretion. The Tranche 5 Options are subject to the terms of GBLI’s stock option plans and ancillary agreements.

6B.

Tranche 1 Options – Net Settlement: With respect to the 300,000 options to acquire GIG shares granted to Executive on September 19, 2011 (the “Tranche 1 Options”), in addition to any other payment method authorized pursuant to Sections 5(d) (Method of Exercise) or 10(e) (Withholding Taxes) of the Global Indemnity PLC Share Incentive Plan (as Amended and Restated July 2, 2010) and the applicable award agreement, Executive shall be entitled to make payment, in full or part, of (i) the exercise price or (ii) the minimum required statutory withholding obligations of any federal, state or local or foreign taxes, in each case, through net settlement (i.e., by reduction in the number of shares otherwise deliverable upon exercise of the Tranche 1 Options with a fair market value equal to the aggregate exercise price or tax withholding obligation, as applicable, at the time of exercise). The Tranche 1 Options remain otherwise subject to the terms of the applicable stock option plan and ancillary agreements.

7.	Employee Benefits:

While employed by GBLI, Executive may participate in all existing and future employee benefit plans, (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of GBLI in accordance with the terms of those plans as in effect from time to time. Executive is entitled to four (4) weeks of paid vacation per Contract Year.

8.	Termination:

Notwithstanding any other provision of this agreement or of any other agreement among Executive and GBLI, Executive’s employment by and with GBLI shall be terminable by GBLI at will in the sole discretion of the Board at any time whether with or without “Cause” (as defined below) or notice. In the event Executive’s employment by GBLI is terminated by GBLI prior to December 31, 2023, other than for “Cause” (as defined below), as determined by the Board in its sole discretion, and Executive had not precipitated a “Cause” (as defined below) event, as determined by the Board in its sole discretion, then:

(a) Proration of Underwriting & Performance Bonuses:

Notwithstanding the requirements of Section 4(a) hereof in regard to serving as CEO for the entirety of a Contract Year and Sections 4(a) and 4(b) that Executive must be an employee in good standing on April 1 of the succeeding calendar year to be deemed to earn and to be paid an Underwriting Bonus Award, a Trued-Up Underwriting Bonus Award, and a Performance Incentive Bonus, Executive shall be eligible to earn (in accordance with the other requirements of Section 4) (x) an Underwriting Bonus Award in respect to the Contract Year in which Executive’s employment is terminated by GBLI, (y) a Trued-Up Underwriting Bonus Award in respect to such Contract Year and

(z) a Performance Incentive Bonus in respect to such Contract Year, in each case, prorated for the period of the applicable Contract Year that Executive served as CEO. Any such prorated Underwriting Bonus Award and Performance Incentive Bonus shall be paid on or before March 15 of the succeeding calendar year. Any such prorated Trued-Up Underwriting Bonus Award shall be paid at the date specified in Section 4(a)(ii) (i.e. on the same date that payment would have even made in the absence of such termination).

(b) Severance.

Notwithstanding any other provision of this agreement or in any other agreement among Executive and GBLI, if Executive did not materially breach any of Executive’s material post-employment agreements with GBLI, as determined by the Board in its sole discretion, then Executive shall receive as severance an aggregate amount equal to the lesser of (i) one month of Base Salary for each 12 months of employment and (ii) the Base Salary otherwise payable between the date of Executive’s termination of employment and December 31, 2023, with such amount payable in a lump sum cash payment on the 60th day following the date of Executive’s termination of employment (the “Release Deadline”); provided that Executive’s entitlement to severance hereby shall be subject to Executive providing an executed general release of claims in respect of GBLI and in respect of Fox Paine & Company, LLC, including their respective affiliates, officers, executives, agents, attorneys, other advisors, members, managers, and employees in a form reasonably satisfactory to GBLI and Fox Paine & Company, LLC (a “Release”), and not revoking such Release within any legally applicable revocation period, in each case prior to the Release Deadline. In the event Executive terminates employment with GBLI for any reason, Executive shall not be entitled to the severance payment described above. Subject to Section 10(b) (below), all severance related payments and other benefits provided to Executive in any and all other agreements among Executive and GBLI are hereby extinguished.

(c) Cause.

For purposes of this agreement, “Cause” includes one or more of the following as determined by the Board in its sole discretion: (i) conduct of Executive constituting fraud, dishonesty, malfeasance, gross incompetence, gross misconduct, or gross negligence, (ii) Executive being officially charged with or indicted for a felony criminal offense involving violence or moral turpitude, (iii) Executive failing to follow the lawful written instructions of the Chairman or the Board, and (iv) Executive’s violation of GBLI’s governance, code of conduct, conflict of interest, or similar GBLI policies applicable to GBLI employees generally or senior executives generally.

9.	Disputes:

All disputes among Executive, GBLI, and/or Fox Paine & Company, LLC (including affiliates) shall be resolved by confidential binding “baseball” type arbitration in Philadelphia, Pennsylvania under the auspices of JAMS. The governing law shall be that of New York. The arbitration shall be conducted by a single arbitrator selected by the parties in accordance with the JAMS Employment Arbitration Rules & Procedures pertaining at the time the dispute arises. Each party to the arbitration shall pay such party’s own attorney fees and other expenses related to the arbitration. The arbitrator may not make an award of attorney fees to any party. GBLI shall be solely responsible for JAMS’s arbitration fees and costs. This agreement to arbitrate and any arbitration hereunder will be interpreted and/or conducted in a manner to ensure its enforceability.

10.	Miscellaneous:

(a) Deductions & Withholdings.

GBLI shall make such deductions and withhold such amounts from any payment made to Executive hereunder as may be required from time to time by law, governmental regulation, or order.

(b) Sole Agreement, Amendments, Waivers, & Consents.

This agreement incorporates and supersedes all prior agreements among Executive, GBLI, and Fox Paine & Company, LLC (including affiliates) relating to Executive’s employment by GBLI, including, without limitation, the Chief Executive Agreement effective as of January 1, 2018, and as amended effective as of August 28, 2020, by and between GIG and Executive. Notwithstanding any other provision hereof, nothing in this agreement shall diminish Executive’s rights with respect to stock options provided in prior agreements between Executive and GBLI. This agreement may only be amended, the provisions hereof may only be waived, and consents and notices hereunder shall only be effective if the amendment, waiver, notice, or consent is evidenced by a written document (including email) that is executed by Executive and GBLI (as approved by the Board).

(c) IRC 409A.

(i)

It is the intent of the parties that all payments and/or other benefits provided under this agreement be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and official guidance issued thereunder , as each may be amended from time to time (collectively, “Section 409A”), so that none of the payments or other benefits provided hereunder will be subject to any adverse tax consequences of Section 409A. Notwithstanding anything to the contrary herein, to the maximum extent permitted, this agreement shall be interpreted and administered consistent with such intent so as to provide for exemption or compliance with Section 409A. With respect to any taxable reimbursements or in-kind benefits provided to Executive by GBLI (i) all such reimbursements of eligible expenses shall be made on or prior to the last day of the Executive’s taxable year immediately following the taxable year in which such expenses were incurred, (ii) any right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of any such reimbursement or in-kind benefit provided in any taxable year of the Executive shall not affect in any way the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Neither Executive nor any of her creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive hereunder may not be reduced by, or offset against, any amount owing by Executive to GBLI or any of its affiliates. Each payment or other benefit provided hereunder is intended to constitute a separate payment for purposes of Section 409A. Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for her account in connection with this agreement, and neither the Company nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(ii)

Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with GBLI for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from GBLI within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with GBLI Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then GBLI will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with GBLI (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

(d) Severability.

In the event that any one or more of the provisions of this agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected thereby.

(e) Counterparts.

This agreement may be executed in any number of counterparts by the parties hereto (including by means of telecopied signature pages or signature pages in “pdf” or a similar format sent as an attachment to an email message), each of which shall be deemed to be one and the same instrument.

(f) Compensation Committee Approval.

Notwithstanding any other provision of this agreement, this agreement shall not be binding upon either party unless this agreement is approved in writing by the Compensation Committee, in its sole discretion.

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the effective date of this agreement:

GLOBAL INDEMNITY GROUP, LLC	“EXECUTIVE”

By: /s/ Saul A. Fox Saul Fox	/s/ Cynthia Y. Valko Cynthia Valko
Chairman of the Board of Directors

Date Executed: 12/10/2020	Date Executed: 12/10/2020